Exhibit 99.1
[Avon Logo]

news release
CONTACTS:

MEDIA:	INVESTORS:
Brunswick Group
Radina Russell	Adam Zerfass
212-333-3810	212-282-5320

For Cerberus Capital Management:
Chip Smith, Liz Mici
646-885-3756, 646-495-2702

AVON AND CERBERUS ANNOUNCE A $605 MILLION STRATEGIC PARTNERSHIP TO DRIVE AVON SHAREHOLDER VALUE
Affiliates of Cerberus to make a $435 million preferred stock investment in Avon Products, Inc.
Avon North America to be separated into privately-held entity into which affiliates of Cerberus will invest $170 million for 80.1% ownership
Avon also announces suspension of quarterly dividend to reinvest in the business
NEW YORK, December 17, 2015 - Avon Products, Inc. (NYSE: AVP), a leading global beauty company, and Cerberus Capital Management, a New York-based private investment firm that specializes in improving operating performance and building long-term value of the businesses in which it invests, today announced that they have signed definitive agreements to drive enhanced focus on Avon’s international markets, revitalize Avon’s North American business, and deliver long-term value to Avon shareholders.
The partnership, which has been approved by the Avon Board of Directors, includes a $605 million equity investment by affiliates of Cerberus. There are two components:

•
Cerberus will make a $435 million investment in Avon Products. This investment will be in the form of convertible perpetual preferred stock with a conversion price of $5.00 per share and a dividend that accrues, or is payable at Avon’s option under certain circumstances in common shares or cash, at a rate of 5% per annum. The conversion price represents a 46% premium to the 30-day volume-weighted average price (VWAP). Assuming the conversion of the preferred stock to common stock, this equates to an ownership interest of approximately 16.6% as of December 16, 2015.

•
Avon North America will be separated from Avon Products into a privately-held company majority-owned and managed by Cerberus. Cerberus will purchase an 80.1% interest in Avon North America in exchange for a $170 million equity investment. Avon North America will also assume approximately $230 million of long-term liabilities from Avon Products, which will be partially offset by a $100 million cash contribution from Avon.

The transaction is anticipated to be completed in the Spring of 2016.

AVON: WELL-POSITIONED TO DRIVE REVENUE INCREASES AND ENHANCED PROFITABILITY IN GROWING INTERNATIONAL MARKETS

The strategic partnership with Cerberus will provide substantial strategic, operational and financial benefits to Avon that will:

•	Position the international business for accelerated growth in beauty and direct selling and create greater earnings opportunities for Representatives

•	Improve cost structure and operational efficiencies to deliver long-term value to shareholders

•	Increase financial flexibility and improve the capital structure to support the international portfolio

•	Provide ongoing equity ownership in Avon North America so that Avon Products shareholders benefit from future value creation in that business

“After a thorough, thoughtful and deliberate process by both parties, we are creating a strategic partnership that will improve Avon’s performance and drive shareholder value,” said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. “We believe this partnership and structure will also accelerate profitable growth in the remaining Avon portfolio - which represented approximately 86% of consolidated revenues for the nine months ended September 30, 2015 - as we focus resources on our top markets, the majority of which are profitable and growing. The capital infusion from Cerberus, alongside the suspension of the dividend, and additional operating efficiencies provide us the needed financial flexibility to implement operational and capital plans that fully support the international business,” continued McCoy. “We look forward to sharing the Avon growth plan at our investor day in January.”
McCoy continued, “There is high potential for the Avon brand and business model in both our international business and Avon North America. However, we believe that the separation of Avon North America is the best way to ensure that both businesses have an unencumbered path to profitability and growth and this was a key principle as we considered alternatives. Importantly, Cerberus has both the conviction and resources to support our Representatives. We are confident that relief from the short-term pressures of a public company reporting cycle, the substantial investment that Cerberus is making to support and reinvigorate the business and the operational excellence and discipline that define Cerberus’ reputation, will return Avon North America to health. With our continuing ownership position, we look forward to helping advance the Avon mission in North America, while allowing our shareholders to participate in the upside potential.”
“We have long admired the Avon brand, business model and products and see significant potential for Avon both in North America and internationally,” said Steven F. Mayer, Senior Managing Director and Co-Head of Global Private Equity of Cerberus. “We are strong believers in the direct selling model, the principle of empowering Representatives, and the growth that direct selling can generate when Representatives are appropriately supported and incentivized to build their businesses. By privatizing the North American business, we will have the time and ability to improve the company’s competitiveness, enable each Representative to earn more, help her conduct business more efficiently, and increase her customers’ satisfaction.”

AVON SUSPENDS DIVIDEND

As part of Avon’s strategic restructuring and consistent with prior comments from the Company that it would review the dividend to align it with the company’s future growth opportunities, Avon also today announced that it would suspend its quarterly common stock dividend. The suspension is effective in the first quarter of 2016.
USE OF PROCEEDS
The Company intends to use $100 million of the proceeds to partially offset the transferred liabilities, approximately $250 million may be used to opportunistically reduce debt, and the remaining will be used along with the benefit of the dividend suspension for restructuring and reinvestment in the business.
REAFFIRMING OUTLOOK

The company anticipates its underlying operational performance is consistent with the full year 2015 outlook previously provided.

NORTH AMERICA SEPARATION
The Avon North America business is to be separated into a privately-held company that includes the United States, Canada, and Puerto Rico. Avon North America will maintain its Representative relationships in these markets. Following the close of the transaction, Cerberus plans to move quickly to drive operational improvement at Avon North America through investments in marketing and Representative recruitment, simplification of business processes, and updates to the product portfolio. Cerberus will also implement a strategy to empower Avon North America’s approximately 400,000 active Representatives and improve the Representatives’ earning opportunity and ease of doing business through enhancing incentive programs, simplifying go-to-market, order fulfillment and payment processes, and enhancing the customer experience.

The new company will enter into a licensing agreement with Avon for the use of the Avon brand, the Avon product portfolio and other intellectual property. There will also be a transition services agreement to include IT and Research and Development.

Avon expects to incur a pre-tax loss due to the sale of the North America business in the range of $325 million to $425 million primarily due to the recognition of deferred historical losses on our pension and post-retirement benefit plans that have been recorded in Accumulated Other Comprehensive Income within Shareholders’ Equity, a portion of which is expected to be recognized in the fourth quarter of 2015.  The actual pre-tax loss due to the sale will be dependent on a number of factors including discount rates and the actual return on plan assets.

In conjunction with today’s announcement, Avon has named Steve Bosson as the leader of the Avon North America transition team. Pablo Muñoz, currently President of Avon North America, will be leaving the company effective January 4. Cerberus will be naming a new CEO of Avon North America. Upon close of the transaction, Avon North America will be governed by a Board of Managers, of which Cerberus will hold seven seats and Avon will hold two seats with Sheri McCoy and Susan Kropf serving in those roles.

AVON BOARD OF DIRECTORS
At the close of the transaction, Avon will reduce the size of its Board of Directors from 12 to 11 members. Douglas Conant, Paula Stern, V. Ann Hailey, Maria Elena Lagomasino, Sara Mathew and Gary Rodkin will be stepping down from the Board of Directors. Cerberus executives Michael Sanford and Steven Mayer will be joining the Board, as well as Chan Galbato, CEO of Cerberus’ affiliate Cerberus Operations and Advisory Co., LLC. Galbato will be appointed non-Executive Chairman of the Avon Board of Directors and W. Don Cornwell will be appointed Lead Independent Director. Avon and Cerberus will jointly select two additional independent directors to fill the remaining seats on the Board.
“After an extensive evaluation of options, we are confident that Cerberus will help the company achieve near- and long-term success for both the international and North American businesses. We believe that this is the right course for Avon moving forward,” said Douglas Conant, Chairman of the Avon Board of Directors.  “On behalf of the Board of Directors, I want to express the Board’s sincere thanks and appreciation to our departing directors for their many contributions and dedication. Further, I would like to add my thanks to my fellow Board members and the Avon management team as I step down as Chairman following the close of the transaction.”
“The Avon Board of Directors is pleased to welcome its new members, Michael Sanford, Chan Galbato and Steven Mayer,” continued Conant. “Together, these three experienced professionals bring more than 65 years of operating and investment expertise to our Board. Their collective skill set dovetails with initiatives Avon already has underway - as well as those strategies management plans to introduce in the weeks ahead - to continue improving Avon’s performance and enhancing value for all shareholders. The Board is confident Michael, Chan and Steven will be tremendous assets to Avon.”
After the transaction closes, the Avon Board will consist of W. Don Cornwell, Sheri McCoy, Nancy Killefer, Helen McCluskey, Charles Noski, Susan Kropf, Michael Sanford, Chan Galbato and Steven Mayer, as well as two independent directors to be named.
ADVISORS
Goldman Sachs and Centerview Partners served as financial advisors to Avon. Cravath, Swaine & Moore LLP served as Avon’s legal counsel. Kirkland & Ellis LLP served as Cerberus’ legal counsel.
CONFERENCE CALL
Avon will hold a webcast for investors today at 8:30 a.m. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 9436712). The call will be webcast live at www.Avoninvestor.com. The call and related presentation materials can be accessed or downloaded from that site for a period of one year.

About Avon Products, Inc.
Avon is the Company that for more than 125 years has stood for beauty, innovation, optimism and, above all, for women. Avon, with nearly $9 billion in annual revenue in 2014, has products that are sold through 6 million active independent Avon Sales Representatives worldwide. Avon products include color cosmetics, skincare, fragrance, and fashion and home, featuring such well-recognized brand names as Avon Color, ANEW, Avon Care, Skin-So-Soft, and Advance Techniques. Learn more about Avon and its products at www.avoncompany.com
About Cerberus
Established in 1992, Cerberus is one of the world’s leading private investment firms. Cerberus has more than US $29 billion under management invested in four primary strategies: operational private equity; real estate-related investments; commercial mid-market lending, and distressed securities and assets. From its headquarters in New York City and offices in the U.S., Europe and Asia, Cerberus has the on-the-ground presence, including both investment personnel and members of its Operations Team, to invest in multiple sectors, through multiple investment strategies, in countries around the world.
Cautionary Statement
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern our outlook and performance, organization and structure, strategic partnerships and transactions, use of proceeds, and strategic plans and cost structure. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to improve our financial and operational performance and the impact of a continued decline in our business results, the possibility of business disruption, competitive uncertainties and general economic and business conditions in our markets, including fluctuations in foreign currency exchange rates. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.